CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-279137 on Form S-6 of our report dated July 9, 2024, relating to the financial statements of FT 11568, comprising Target Dvd. Dbl. Play 3Q '24 - Term 10/9/25 (Target Dividend Double Play Portfolio, 3rd Quarter 2024 Series) and Target Dvd. Triple Play 3Q '24 - Term 10/9/25 (Target Dividend Triple Play Portfolio, 3rd Quarter 2024 Series), one of the series constituting the FT Series, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

July 9, 2024